EXHIBIT (8)(t)(12)

AMENDED SCHEDULE A TO PARTICIPATION AGREEMENT DATED

NOVEMBER 1, 2018 (HUNTINGTON).

SCHEDULE A

TO

PARTICIPATION AGREEMENT AMONG

MUTUAL FUND AND VARIABLE INSURANCE TRUST (formerly, THE HUNTINGTON FUNDS),

UNIFIED FINANCIAL SECURITIES, LLC (formerly, UNIFIED FINANCIAL SECURITIES, INC.),

RATIONAL ADVISORS, INC. (formerly, HUNTINGTON ASSET ADVISORS, INC.),

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

AND

TRANSAMERICA LIFE INSURANCE COMPANY

Revised November 1, 2018

Separate Accounts:

Retirement Builder Variable Annuity Account

Separate Account VA B

Contracts:

Huntington Allstar Select

Huntington LandmarkSM

Applicable Funds:

Rational Insider Buying VA Fund

Rational Trend Aggregation VA Fund